                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106294

PROSPECTUS SUPPLEMENT NO. 6
TO PROSPECTUS DATED OCTOBER 14, 2003

                                  $200,000,000
             2.5% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2033
                                       AND
                              CLASS A COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES

                            (K-V PHARMACEUTICAL LOGO)

                           K-V PHARMACEUTICAL COMPANY

                                 ---------------

         This document supplements our prospectus dated October 14, 2003 (the "prospectus"), relating to $200,000,000 aggregate principal amount of our 2.5% Contingent Convertible Subordinated Notes Due 2033 (the "Notes") and the Class A common stock issuable upon conversion of the Notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement and any other prospectus supplements. The information in the following table supplements the information under the caption "Selling Securityholders" in the prospectus by supplementing the information contained in the prospectus with the information contained in this Supplement No. 6 with respect to the securityholder listed below.

                                            AGGREGATE                        CLASS A COMMON
                                            PRINCIPAL                             STOCK         CLASS A COMMON
                                              AMOUNT        PERCENTAGE OF     BENEFICIALLY          STOCK
                                          OF NOTES THAT         NOTES         OWNED BEFORE        REGISTERED
                    NAME                   MAY BE SOLD       OUTSTANDING     CONVERSION (1)        HEREBY
                    ----                  -------------     -------------    --------------     --------------
CNH CA Master Account, L.P.............    $3,500,000           1.750%                0            152,108
                                           ----------          ------          --------           --------
         Subtotal......................    $3,500,000           1.750%                0            152,108
                                           ==========          ======          ========           ========

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(1)      Based upon the information provided to us by the selling
         securityholders, none of the current holders of the Notes beneficially owns any Class A common stock. The information presented assumes that any future transferee from any holder does not beneficially own any Class A common stock, other than Class A common stock into which the Notes are convertible at the conversion rate of 43.4594 shares per $1,000 principal amount of the Notes.

         Investing in the Notes and the Class A common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 7 of the accompanying prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or the Class A common stock available upon conversion of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is February 19, 2004.